UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 7, 2007

TechnoConcepts, Inc.
(Exact name of registrant as specified in charter)

Colorado	000-12382	84-1605055
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

6060 Sepulveda Blvd., Suite 202
Van Nuys, CA 91411
(Address of principal executive offices) (Zip Code)

(818) 988-3364
Registrant’s telephone number, including area code

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 7, 2007, TechnoConcepts Inc. (the “Company”) learned that a promotional article about our Company and our operations, including predictions about the future price of our common stock, was published by Scott S. Fraser on The Natural Contrarian Internet web site (www.naturalcontrarian.com). We have no relationship with Mr. Fraser, The Natural Contrarian web site, anyone affiliated with Mr. Fraser and The Natural Contrarian web site, or any such articles, past or present. We have not hired Mr. Fraser, The Natural Contrarian web site, or any other person to prepare such articles, and we have not approved, authorized or endorsed such articles.

Other persons may have published similar articles regarding our Company in the past or may publish similar articles in the future without our knowledge, authorization or approval. Our shareholders, prospective investors, and any other persons interested in learning about our Company, our prospects, and our present and proposed operations, should not rely on the information provided by such persons, web sites, or articles.

On April 12, 2007, the Company issued a press release expressing our position regarding stock promotions and analysts’ opinions. We continue to recommend that, in assessing the value and risk of an investment in the Company, investors should rely only on the publicly available information contained in periodic and other reports we file with the Securities and Exchange Commission, our technical publications, and/or our press releases.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechnoConcepts, Inc.

Date: November 8, 2007	By:	/s/ Michael Handelman
Name: Michael Handelman
Title: Chief Financial Officer